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                                                                    EXHIBIT 10.1



                         [LOGO BALDWIN PIANO LETTERHEAD]
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July 29, 1997

Mr. Randy R. Marks
13729 Vista De Los Pinos
Jamul, CA 91935

Dear Randy:

         This letter agreement is to formally outline the offer of employment by Baldwin Piano and Organ Company to employ you as Executive Vice President, Piano Operations.

         The following is more specific information about the offer. Of course, all of these items are subject to the details of the specific plan documents referred to herein. If you have any questions or want more detailed information, please feel free to contact Cindy Moeller at 576-4652.

POSITION                            You would serve as Executive Vice President,
                                    Piano Operations for the Company and would
                                    report to the Chief Executive Officer of the
                                    Company. You would be based at the Company's
                                    Corporate Offices in Loveland, Ohio.
TERM OF
EMPLOYMENT                          The term of your employment with the Company
                                    will commence on January 1, 1998 (the
                                    "Commencement Date") and shall continue
                                    through December 31, 2000 (the "Expiration
                                    Date"), unless earlier terminated by the Company or you as hereinafter provided. Upon mutual agreement between you and the Company, the term of your employment may be extended beyond the Expiration Date.
COMPENSATION

         Base Salary                Your starting annual base salary will
                                    be $215,000 (less withholdings and
                                    deductions), which will be paid monthly on the 25th of the month. The Company will review your salary annually.

         Annual Incentive           You will be entitled to participate in
                                    Baldwin's Management Incentive Plan ("MIP"), which provides an opportunity for an annual cash bonus. Pursuant to the MIP, you will be eligible for an annual incentive of 24%, 30%, or 45% of your Base Salary, subject to the level of the performance of the Company.
                                    The plan runs on a fiscal year basis, and your participation will begin in 1999 based on performance of the Company for 1998. For the period from the Commencement Date through December 31, 1998, the Company will agree that your cash bonus for



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July 29, 1997
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                                    1998 will not be less than $38,700. (75% of
                                    threshold, which is 24% of your base
                                    salary.)

         Annual Incentive
         Stock Options              In 1999, you will be eligible for an annual
                                    incentive stock option grant, determined by the CEO, based on your individual contribution for fiscal 1998.

         Special Stock
         Option Grant               On the Commencement Date, the Company will
                                    grant you a qualified option to acquire
                                    10,000 shares of the Company's common stock and a non-qualified option to acquire an additional 10,000 shares of the Company's common stock. The per share exercise price for all such options will equal the closing share price of the Company's common stock on the NASDAQ Market on the Commencement Date or, if no trades are made on such date, the next business day following such date on which trades of the Company's common stock are reported.. Your right to exercise 20% of these options will vest immediately on the Commencement Date, and an additional 20% of the options will vest on each anniversary of the Commencement Date. These options will expire on the earlier of the following: ten years from the date of the grant or three months following termination of your employment.

         Long-Term
         Incentive Plan             You will be entitled to participate in any
                                    Long-Term Incentive Plan which may be
                                    adopted by the Company.

BENEFITS Pursuant to the Baldwin Piano & Organ Company Group Benefits Program, as outlined in the booklet, "Your Group Benefits Plan and the Long Term Disability Highlights Summary Report" you will be entitled to the following benefits:

         Medical and
         Dental Benefits            You will be eligible to participate in the
                                    medical and dental plan on the first of the month following 90 days of employment. The current medical plan is a point-of-service plan, and you will select a primary care physician, who will direct your medical care. In 1997 the monthly employee contribution for family medical and dental coverage is $120.00. We anticipate a modest increase in employee contribution rates in 1998. These premiums may be paid on a pre-tax basis through the Baldwin



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July 29, 1997
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                                    Piano & Organ Company Cafeteria Plan (the
                                    "Cafeteria Plan"). The maximum annual dental benefit is $1,000 for each family member.

                                    Co-pay for doctors' visits in the network is $12.00. There is a prescription card with a co-pay of $7.00 for generic drugs and $12.00 for branded drugs. Also, there is a mail order prescription provision with a $7.00 co-pay for a three-month supply for maintenance drugs.

         Flexible Spending
         Plan You also will be eligible under the Cafeteria Plan to participate in the flexible spending account arrangements which allow you through salary deferrals to pay certain items with pre-tax dollars. You may defer up to $2,000 annually to the Medical/Dental Reimbursement Account and up to $5,000 to the Dependent Care Reimbursement Account.

         Retirement Plan            After the prescribed waiting period, you
                                    will be eligible to participate in the
                                    Baldwin Piano & Organ Company Retirement
                                    Plan for Salaried Employees (the "Retirement
                                    Plan"). After you have been employed for 30 days, you will be eligible to make salary deferral contributions to the Retirement
                                    Plan (up to a certain limit). Second, after you have been employed for one year, the Company will contribute on an annual basis to your account an amount equal to 3% of your salary, plus match your salary deferral contributions at the rate of 50% (up to a certain overall limit).

                                    In addition, Baldwin has a Nonqualified
                                    Deferred Compensation Plan, to which you also will be able to make salary deferral contributions (up to a certain limit) after 30 days of employment. After one year of employment, your deferrals to this Plan will be matched at the rate of 50% (again, up to a certain overall limit).

                                    You will choose from the options available in each plan how to direct the investment of these funds.

                                    You will be 100% vested in all Company
                                    contributions after five years.


         Vacation You will be entitled to four weeks of paid vacation annually beginning in 1998.




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         Long-Term
         Disability                 You will be offered long-term disability at
                                    group rates.

         Life Insurance             The Company provides life insurance in an
                                    amount equal to 1 1/2 times your annual W-2 earnings. This amount is adjusted annually.

         Educational
         Assistance                 You will be eligible for educational
                                    assistance after one year of employment.

         Relocation
         Expenses We provide a comprehensive relocation program, administered by Prudential Relocation that provides assistance with home marketing, home finding, closing management, and other relocation services. These are described in detail in our relocation policy, of which you have already received a copy.

                                    Our policy includes a repayment provision.
                                    If you voluntarily terminate your employment with Baldwin within twelve months of your Commencement Date, you will be required to pay up to 100% of the relocation expenses. This provision is explained in detail in the Repayment Agreement, which is attached to the Relocation Policy. You are required to sign this Repayment Agreement.
TERMINATION

         Termination
         Without Cause              The Company may terminate your employment at
                                    any time, whether or not for Cause (as
                                    "Cause" is defined below). In the event the Company terminates your employment without
                                    Cause, the Company will continue to pay you your Base Salary (less required withholdings and deductions) through the Expiration Date on a monthly basis. The Company shall have no further obligation to you beyond the above payments.

         Termination
         "For Cause"                The Company may terminate your employment at
                                    any time for Cause (as defined below)
                                    effective immediately upon written notice to you. In such event, you shall receive your Base Salary through the effective date of termination and all incentive payments earned by you but not yet paid to you prior to such date, and the Company shall have no further obligation to you. For purposes of this letter agreement, "Cause" shall mean a violation by you of the Baldwin Piano &
                                    Organ Company Corporate



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                                    Policy on Ethics and Business, and/or any
                                    acts by you against the Company amounting to
                                    fraud, intentional misrepresentation and/or
                                    embezzlement or breach of this letter
                                    agreement.
         Termination due
         to Disability              This letter agreement may be terminated, at
                                    the option of the Company or you, if during the term of your employment, you become disabled, meaning because of ill health, physical or mental disability, or for any other disability ("disability"), and you shall have been continuously unable or shall have otherwise failed to perform the essential functions of your job hereunder for 90 days, or if, during any calendar year during the term hereof because of disability, you shall have been unable or shall have otherwise failed to perform the essential functions of your job hereunder for a total period of 120 days regardless of whether or not such days are consecutive.
                                    Provided, however, that regardless of the above definition of disability, a disability may be deemed to exist regardless of your failure to perform the essential functions of your job for any specific time period, if you shall be declared by a Court having jurisdiction of that matter, or when you have been declared by any two physicians selected by the Company and acceptable to you admitted to the practice of medicine in the place where you are then domiciled. In the event of the termination of your employment due to disability, the Company will pay your monthly Base Salary through the end of month in which such termination upon disability occurs and all incentive payments earned by but not yet paid to you prior to your termination upon disability.
                                    All Stock Options granted to you as provided herein and which have vested may continue to be exercised within the applicable period provided by the Internal Revenue Code of 1986, as amended, and the Company shall have no further obligation to you. This provision will be applied consistent with the Company's obligations under applicable federal and state law, including without limitation the Americans with Disabilities
                                    Act.

         Termination as a
         result of your
         Death Should you die during the term of this letter agreement, your employment will terminate effective on the date of your death. Your spouse or estate, as the case may be, shall be entitled to retain your salary installment for the month in which you death occurs and shall be entitled to all incentive payments earned by you but not yet paid to you prior to the date of death. All Stock Options granted to you as provided herein shall remain exercisable for its entire ten year term by the person or persons to whom



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                                    the same is transferred by will or by the
                                    applicable laws of descent and distribution.

         Termination
         By Employee                If you terminate your employment with the
                                    Company for any reason, you shall receive your Base Salary through the effective date of termination and all incentive payments earned but not yet paid to you prior to such date, and the Company shall have no further obligation to you.

         Acceleration of
         Stock Options
         Upon Termination           If the Company elects to terminate your
                                    employment without Cause, or

                                    If you elect to terminate your employment with the Company subsequent to June 30, 1999, and if at the time of such voluntary termination of employment all of the following circumstances exist:

                                            (I)        no circumstances which
                                                       would constitute "Cause"
                                                       as defined herein;

                                            (ii)       You have given the CEO at
                                                       least six months prior
                                                       written notice of
                                                       termination; and

                                            (iii)      You work with the Company
                                                       in good faith to recruit
                                                       a qualified successor,
                                                       and, if recruited, to
                                                       accomplish an effective
                                                       transition;

                                    then, within ten (10) days of the effective date of termination of employment, all stock options granted to you at any time prior to January 1 of the year in which your termination of employment shall occur shall immediately vest in you and may be exercised within three months following termination of your employment.

COVENANT NOT
TO COMPETE                          At all times during the term of your
                                    employment and for a period of one year
                                    thereafter, if your employment is terminated by you for any reason or if terminated by the Company for Cause, you agree that you will not directly or indirectly enter into or in any manner take part in any business or endeavor, either as an employee, agent, independent contractor, owner



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                                    or otherwise, which directly or indirectly
                                    competes with the Company in any market in which the Company does or may do business.

                                    You agree that the covenants, restrictions and obligations set forth in this letter agreement are founded upon valuable consideration and are reasonable in duration and geographic scope.

                                    In the event of a breach or threatened
                                    breach by you of any of the covenants,
                                    restrictions, agreements and obligations set forth herein, monetary damages or the other remedies at law that may be available to the Company for such breach or threatened breach will be inadequate and, without prejudice to the Company's right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from you, the Company will be entitled to injunctive relief.

                                    The time period and geographical area set forth herein are each divisible and separable, and, in the event that the covenants not to compete contained herein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. You agree that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Company in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated shall not include any period of violation or period of time required for litigation to enforce such restriction or covenant.

                                    This covenant not to compete shall survive the termination of your employment and the termination of this letter agreement.

CONFIDENTIAL INFORMATION            You recognize and acknowledge that
                                    information gained by you while in the
                                    Company's employ, including without
                                    limitation that concerning the Company's customers and suppliers, and the methods, techniques, devices and operations of the Company, as they may exist from time to time, are of a confidential nature and are valuable, special and unique assets of the Company's business. You shall not during the term of, or after the termination of employment, disclose in any way any such confidential


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                                    information to any person, firm, corporation
                                    or any other operation or entity, or use the same on your own behalf, for any reason or purpose. Upon termination of employment, you shall deliver up to the Company all lists of the Company's customers and suppliers and all copies thereof, and all notes, records, memoranda, complete correspondence files and other papers, and all copies thereof, relating to the methods, techniques, devices and operations of the Company, and you do not have nor can you acquire any property right therein or claim thereto or in the underlying confidential information. This provision shall survive the termination of your employment and the termination of this letter agreement.

OTHER

         Change of
         Control Agreement          Attached to this letter is the Change of
                                    Control Agreement that has been approved by the Board of Directors for a few select, critical senior executives. This Change of Control Agreement will supersede this compensation package in the event of a change of control as defined in the Change of Control Agreement. This will give you assurance of financial protection for a period of time if the Company has a change of control and your employment is terminated either directly or constructively as a result.

         Drug Screen/
         Background Check           This letter agreement is contingent upon
                                    successful completion of a pre- employment drug screen and a background check.

         Proof of Identity          To comply with federal law, you will need
                                    you to provide the Company with appropriate proof of identity and an appropriate document that establishes employment eligibility.

         Governing Law              This letter agreement shall be governed by
                                    the laws of the State of Ohio.

         Entire Agreement           This letter agreement sets forth the entire
                                    agreement between you and the Company
                                    regarding the terms of your employment with the Company and cannot be modified except in a writing signed by the Company and you.






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         Randy, I am certainly looking forward to having you join us at Baldwin.
If the terms of this offer are acceptable to you, please indicate your agreement by returning a signed copy of this letter to me.

                                            Sincerely,

                                            Baldwin Piano & Organ Company



                                            By: /s/ Karen L. Hendricks
                                               --------------------------------
                                            Karen L. Hendricks, Chairman, Chief
                                            Executive Officer and President

I have read, understand and agree to all of the provisions of this letter agreement:


/s/ Randy R. Marks
--------------------------
Randy R. Marks

Date: _____________________


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